                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               September 25, 2003
                Date of report (Date of earliest event reported)

                           MOORE WALLACE INCORPORATED
               (Exact name of registrant as specified in charter)

               Canada                         1-8014                         98-0154502
              ----------                    -----------                  -------------------
       (State or Other Jurisdiction       (Commission File                  (IRS Employer
           of Incorporation)                   Number)                     Identification No.)

             6100 Vipond Drive, Mississauga, Ontario, Canada L5T 2X1
          -------------------------------------------------------------
             (Address of principal executive of offices) (Zip code)

        Registrant's telephone number including area code: (905) 362-3100
                                                            -------------

                            Moore Corporation Limited
          -------------------------------------------------------------
          (Former Name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

On May 15, 2003, Moore Wallace Incorporated (formerly, Moore Corporation Limited) (referred to hereafter as the "Corporation," "Moore Wallace," or "MWI") completed the acquisition of Wallace Computer Services, Inc. ("Wallace") by acquiring all the outstanding stock of Wallace. The Wallace acquisition was financed by the sale of $403,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Private Notes") issued by a finance subsidiary of the Corporation, together with borrowings under the new senior secured credit facility, cash and equity of the Corporation. Under the registration rights agreement with respect to the sale of the Private Notes, the Corporation is obligated to exchange all the Private Notes for an equal principal amount of exchange notes (the "Exchange Notes") registered under the Securities Act of 1933 (the "Securities Act") on a Form S-4 registration statement (the "Registration Statement"). The Corporation is filing this Form 8-K solely for the purposes of providing the historical unaudited interim financial statements of Wallace, as required by Rules 3-01 and 3-02 under Regulation S-X and the form requirement of Form S-4 under the Securities Act. The Corporation intends to incorporate the financial information required to be included in the Registration Statement by reference to this Form 8-K.

ITEM 7A. FINANCIAL STATEMENTS

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                 For the Nine Months Ended
                                                          April 30
                                              -----------------------------
(In thousands)                                   2003              2002
------------------                            -----------       -----------
Net sales                                     $ 1,119,425       $ 1,173,214

Cost and Expenses

     Cost of goods sold                           815,483           864,337
     Selling and administrative expenses          188,153           177,441
     Provision for depreciation and
          amortization                             45,867            50,674
    Provision for (recovery of)
          restructuring costs, net                     37            38,194
                                              -----------       -----------
          Total costs and expenses              1,049,540         1,130,646
                                              -----------       -----------
Operating income                                   69,885            42,568
                                              -----------       -----------
     Interest income                               (1,331)             (695)
     Interest expense                              14,842            17,062
                                              -----------       -----------
     Income before income taxes
          and the cumulative effect of a
          change in accounting principle           56,374            26,201
     Provision for income taxes                    21,360            10,218
                                              -----------       -----------
     Income before the cumulative effect
          of a change in accounting
          principle                                35,014            15,983
     Cumulative effect of a change
          in accounting principle -
          net of tax                                   --          (144,078)
                                              -----------       -----------
Net income (loss)                             $    35,014       $  (128,095)
                                              ===========       ===========


The accompanying notes are an integral part of these statements.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share and par value information)           April 30, 2003   July 31, 2002
------------------------------------------------------           --------------   -------------
Assets                                                            (Unaudited)
Current assets:
     Cash and cash equivalents                                      $  80,137       $  25,178
     Accounts receivable                                              235,826         254,575
     Less: allowance for doubtful accounts                             (7,157)         (9,434)
                                                                    ---------       ---------
         Net receivables                                              228,669         245,141
     Inventories                                                       84,771          85,437
     Assets held for sale                                               5,150          12,467
     Current and deferred income taxes                                 15,449          31,363
     Advances and prepaid expenses                                      8,570           5,329
                                                                    ---------       ---------
         Total current assets                                         422,746         404,915
                                                                    ---------       ---------
Property, plant and equipment, at cost                                837,978         820,933
Less: accumulated depreciation and amortization                      (525,255)       (502,595)
                                                                    ---------       ---------
     Net property, plant and equipment                                312,723         318,338
                                                                    ---------       ---------
Goodwill                                                              139,101         139,098
Cash surrender value of life insurance                                 16,555          15,861
System development costs, net of accumulated amortization              44,071          49,003
Other assets                                                            2,637           2,779
                                                                    ---------       ---------
     Total assets                                                   $ 937,833       $ 929,994
                                                                    =========       =========
Liabilities and Stockholders' Equity
Current liabilities:

       Current maturities of long-term debt                         $     685       $   1,233
       Accounts payable                                                74,350          78,403
       Accrued salaries, wages, profit sharing and other               74,514          89,840
                                                                    ---------       ---------
           Total current liabilities                                  149,549         169,476
                                                                    ---------       ---------
Long-term debt                                                        208,342         209,303
Deferred income taxes                                                  42,340          49,525
Deferred compensation and retirement benefits                          43,624          43,130
Other long-term liabilities                                            15,354           9,431
Commitments and contingencies
Stockholders' equity
     Preferred stock, $50 par value, authorized 500,000
            shares, none issued                                            --              --
     Common stock, $1.00 par value, authorized 100,000,000
            shares; issued 45,764,660 shares; and outstanding
            42,107,761 shares at April 30, 2003 and 41,647,007
            shares at July 31, 2002                                    45,765          45,764
     Additional capital                                                42,095          41,355
     Deferred compensation                                              3,179           3,095
     Retained earnings                                                445,824         426,067
     Treasury stock, at cost, 3,656,899 shares at
           April 30, 2003 and 4,117,653 shares at
        July 31, 2002                                                 (57,558)        (66,471)
     Accumulated other comprehensive loss                                (681)           (681)
                                                                    ---------       ---------
     Total stockholders' equity                                       478,624         449,129
                                                                    ---------       ---------
Total liabilities and stockholders' equity                          $ 937,833       $ 929,994
                                                                    =========       =========

The accompanying notes are an integral part of these statements.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                           For the Nine Months Ended
(In thousands)                                                    April 30
------------------------                                   -------------------------
                                                              2003           2002
                                                           ---------       ---------
Cash Flows from Operating Activities:
     Net income (loss)                                      $ 35,014       $(128,095)
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
         Cumulative effect of a change in accounting
              principle, net of tax                               --         144,078
         Depreciation                                         37,624          42,044
         Amortization                                          8,243           8,630
         Restructuring charges, non-cash                          37          23,518
         Debt cost amortization                                1,412           1,296
         Deferred taxes                                       (3,272)        (10,416)
         Tax benefit-stock option exercises                      740              --
         Loss on disposal of property                             (1)             41
     Changes in assets and liabilities, net of effects
             of acquisitions and divestitures
         Accounts receivable                                  16,472          34,437
         Inventories                                             665           9,269
         Advances and prepaid expenses                        (4,633)         (2,664)
         Prepaid taxes                                        14,414          (7,580)
         Other assets                                         (5,879)            403
         Accounts payable and other liabilities              (16,848)        (21,618)
         Deferred compensation and retirement benefits           493           2,959
                                                            --------       ---------
     Net cash provided by operating activities                84,481          96,302
                                                            --------       ---------
Cash Flows from Investing Activities:
     Capital expenditures                                    (25,934)        (16,214)
     Proceeds from disposal of property                       12,481           7,092
     Other capital investments-acquisitions                       --          (4,818)
                                                            --------       ---------
     Net cash used in investing activities                   (13,453)        (13,940)
                                                            --------       ---------
Cash Flows from Financing Activities:
     Cash dividends paid                                     (20,777)        (20,401)
     Net proceeds (retirements) of short-term debt              (547)          7,578
     Amounts paid on long-term debt                           (2,373)        (95,791)

     Proceeds from issuance of long-term debt                     --          19,723
     Proceeds from issuance of common stock                    7,628          11,010
     Purchase of treasury stock                                   --          (4,481)
                                                            --------       ---------
     Net cash used in financing activities                   (16,069)        (82,362)
                                                            --------       ---------
Net Changes in Cash and Cash Equivalents                      54,959              --
Cash and Cash Equivalents at Beginning of Year                25,178              --
                                                            --------       ---------
Cash and Cash Equivalents at April 30                       $ 80,137       $      --
                                                            ========       =========
Supplemental Disclosure:
     Interest paid, net of interest capitalized             $ 14,568       $  16,931
     Income taxes paid, net of refunds received             $ 12,399       $  23,852


The accompanying notes are an integral part of these statements.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 2003
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Wallace Computer Services, Inc and its Subsidiaries ("Company") as of April 30, 2003 and for the nine months ended April 30, 2003 and 2002 have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). The condensed financial statements of the Company presented herein do not reflect the impact of the acquisition of the Company on May 15, 2003, which is described in further detail in Note 9 below. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K filed October 23, 2002.

In the opinion of management, the Company has made all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company's financial position as of April 30, 2003, results of operations, cash flows and stockholders' equity for the nine months ended April 30, 2003 and April 30, 2002. The results of operations for the nine month periods ended April 30, 2003 are not necessarily indicative of the operating results for the full fiscal year or any future periods. Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2 - ACCOUNTING POLICIES

During the first quarter of fiscal year 2003, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The adoption of SFAS 144 had no effect on the Company's results of operations, financial position or cash flows.

In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and as such, the provisions of SFAS 146 will be applied prospectively when it impacts the Company through relevant restructuring activities or other disposal or exit activities.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 had no effect on the Company's results of operations, financial position, cash flows or disclosure requirements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 "Accounting for Stock-Based Compensation," to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. At the present time, the Company does not intend to transition to the use of a fair value method of accounting for stock-based compensation and will continue to apply the disclosure-only provisions.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. The Company does not have any investments in variable interest entities, thus the adoption of FIN 46 had no effect on the Company.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 2003
                                   (UNAUDITED)

NOTE 2 - ACCOUNTING POLICIES (CONTINUED)

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of SFAS 149 to have a material impact on its operating results or financial condition.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS 150 to have a material impact on its operating results or financial condition.

NOTE 3 - INVENTORIES

Inventories at April 30, 2003, and July 31, 2002, were as follows:

                    (In thousands)           April 30, 2003   July 31, 2002
                    ------------------       --------------   -------------
                    Raw materials               $12,603           $12,365
                    Work in process              15,588            17,978
                    Finished products            56,580            55,094
                                                -------           -------
                                                $84,771           $85,437
                                                =======           =======

Certain inventories are stated on the last-in, first-out ("LIFO") basis for their labor and material content, and other inventories are stated on the first-in, first-out ("FIFO") basis.

Because the inventory determination under the LIFO method can only be made at the end of each fiscal year based on the inventory levels and costs at that time, interim period LIFO determinations must be based upon management's estimates of expected year-end inventory levels and costs.

NOTE 4 - DEBT

On September 30, 2002, the Company entered into a new $150.0 million Senior Credit Facility that replaced the previous $200.0 million Credit Facility. The decrease in the size of the Credit Facility was due to lower future expected needs for such borrowings. The new Credit Facility expires on September 30, 2005. Under the terms of the Credit Facility, the Company may borrow at the London Interbank Offered Rate plus a margin based upon the Company's credit rating. As of April 30, 2003 this margin was 82.5 basis points. At April 30, 2003, there were no borrowings under this Senior Credit Facility.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 2003
                                   (UNAUDITED)

NOTE 5 - RESTRUCTURING

In the first quarter of fiscal year 2002, the Company began a restructuring initiative (the "2002 restructuring plan") aimed at improving the overall level of organizational efficiency and effectiveness, including consolidating and rationalizing existing facilities and processes, and reducing the overall cost base of the Company. The first nine months of fiscal year 2003 includes a net restructuring charge of $0.04 million and the 2002 results include pretax charges of $38.2 million related to this restructuring initiative. The charges included asset write-downs, employee severance costs, equipment moving costs, consulting charges directly related to the restructuring and other miscellaneous costs. In 2003, the adjustments resulted from facility closing costs that were lower than originally estimated and subleasing a facility on more favorable terms than originally estimated. The activities related to this restructuring were completed in the first quarter of 2003, and the Company does not expect any additional restructuring expense in future quarters related to this initiative.

The following table summarizes the activity in the restructuring reserve during the first nine months of fiscal year 2003:

                                              Asset            Employee         Other              Total
     (IN THOUSANDS)                         Write-Downs       Termination      Charges         Restructuring
     --------------                         -----------       -----------      -------         -------------
     Reserve balance at July 31, 2002         $  --             $ 284          $ 1,789          $ 2,073
          Restructuring charges                  --               438            1,017            1,455
          Adjustments                          (812)               --               --             (812)
          Cash payments                          --              (549)          (1,334)          (1,883)
          Non-cash items                        812                --              134              946
                                              -----             -----          -------          -------

     Reserve balance at October 31, 2002         --               173            1,606            1,779
          Cash payments                          --              (126)            (403)            (529)
                                              -----             -----          -------          -------
     Reserve balance at January 31, 2003         --                47            1,203            1,250
          Cash payments                          --               (29)            (121)            (150)
          Adjustments                          (344)               78             (340)            (606)
          Non-cash items                        344                --               --              344
                                              -----             -----          -------          -------
     Reserve balance at April 30, 2003        $  --             $  96          $   742          $   838
                                              =====             =====          =======          =======

ASSET WRITE-DOWNS

The 2002 restructuring plan included the closing or sale of six manufacturing facilities, one distribution and fulfillment center, and one multi-use facility. As of April 30, 2003, approximately $5.1 million is recorded as "assets held for sale" in the current asset portion of the balance sheet. Cash proceeds will be derived by the sale of these assets, which is comprised of two buildings. During the first quarter of fiscal year 2003, the Company recorded adjustments to reflect a gain realized on the sale of an asset. This gain was partially offset by additional reductions in the estimated recovery values of the remaining assets held for sale to reflect current market conditions. In the third quarter of fiscal year 2003, the Company recognized a gain on the sale of an asset held for sale of approximately $0.3 million.

EMPLOYEE TERMINATION

The 2002 restructuring plan included workforce reductions in excess of 10% of the total workforce. During the first quarter of fiscal year 2003, an additional $0.4 million was charged to restructuring for 43 employees who were severed. The charge includes severance pay and related benefits and outplacement costs. As of April 30, 2003, 840 employees had been terminated as part of the 2002 restructuring plan, 792 of whom were from plant locations and 48 of whom were from the corporate headquarters. The terminations related to the 2002 restructuring plan are complete. In the third quarter of fiscal year 2003, an adjustment was made for additional severance payments in the amount of $0.1 million.

OTHER CHARGES

Other charges totaled $1.0 million during the first quarter of fiscal year 2003 and included approximately $0.5 million in costs to move equipment that were expensed as incurred and approximately $0.5 million in additional costs related to ongoing maintenance of the facilities held for sale and other miscellaneous items. Adjustments made in the third quarter of fiscal year 2003 relate to facility closing costs that were lower than originally estimated and subleasing a facility on more favorable terms than originally estimated.

                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 2003
                                   (UNAUDITED)

NOTE 6 - CHANGE IN ACCOUNTING PRINCIPLE

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. The Company was required to adopt the provisions of SFAS 142 on August 1, 2002, but had the option of adopting early, as of August 1, 2001. The Company elected early adoption of SFAS 142. Accordingly, the Company stopped amortization of goodwill effective August 1, 2001. Under SFAS 142, goodwill is no longer amortized, and the rules for measuring goodwill impairment use a fair-value-based test. Under the new rules, a fair value of each of the Company's reporting units with assigned goodwill must be calculated using either market comparables or a discounted cash flow approach, or a combination thereof. Once the fair value of the reporting unit has been determined, the book value of net assets, including intangibles, of that reporting unit must be compared to the total market value derived in the first step to determine impairment.

In completing the transitional impairment test required under SFAS 142, the Company determined the carrying amount of each of its various reporting units and compared that amount to its fair value. The reporting units for purposes of SFAS 142 are defined as the Company divisions which are one level below the segment level. Fair value was determined with the assistance of an outside professional services firm using a combination of market comparables and discounted cash flow approaches. The carrying amount of the Company's Commercial Print division was above its fair value and, as a result, impairment existed. The amount of impairment was determined using the "implied fair value" of the Commercial Print division reporting unit as required by SFAS 142. As a result of the impairment test, the Company recognized an impairment charge to write-off goodwill in the amount of $147.5 million ($144.1 million net of tax) relating to the Commercial Print division in the Integrated Graphics segment. The impairment loss, net of tax, is recognized in the statement of operations under the caption "cumulative effect of a change in accounting principle." In accordance with SFAS 142, this charge was recorded as of the beginning of fiscal year 2002.

NOTE 7 - CONTRACTUAL DISPUTE

On November 4, 2002, the Company announced the settlement of a previously disclosed contract dispute with a third party. The settlement, plus other related expenses, resulted in a one-time pre-tax charge to selling and administrative expenses during the first quarter of fiscal year 2003 of approximately $7.6 million.

NOTE 8 - CONTINGENCIES

At April 30, 2003, certain lawsuits and other claims and assessments were pending against the Company. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicate that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material effect on the Company's consolidated financial statements.

The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change and are not discounted. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company's subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect upon the results of operations or consolidated financial condition of the Company.

NOTE 9 - SUBSEQUENT EVENT

On May 15, 2003, the merger (the "Merger") of M-W Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of Moore Corporation Limited ("Parent"), with and into Wallace Computer Services, Inc., and the subsequent merger of the surviving corporation with and into a subsidiary of Moore Holdings U.S.A. Inc., a wholly owned subsidiary of Parent, as contemplated by the Agreement and Plan of Merger, dated as of January 16, 2003 (and as amended and restated as of April 14, 2003) (the "Merger Agreement"), among Parent, Moore Holdings U.S.A. Inc., Merger Sub and the Company, were consummated. In the Merger, each share of common stock, par value $1.00 per share, of the Company was converted into either, at the stockholder's election and subject to proration, (A) a number of common shares of Parent ("Parent Common Stock") equal to (i) 1.05 plus (ii) the quotient of (x) 14.40 divided by (y) the average of the daily high and low sales price per share of Parent Common Stock on the last trading day immediately preceding the closing date or (B) an amount in cash, without interest, equal to
(i) $14.40 plus (ii) the product of (x) 1.05 multiplied by (y) the average of the daily high and low sales price per share of Parent Common Stock on the last trading day immediately preceding the closing date. The Merger Agreement and the transactions contemplated thereby were adopted and approved at a meeting of the stockholders of the Company on May 15, 2003.

ITEM 7(B). FINANCIAL STATEMENTS

                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2002 and the six-month period ended June 30, 2003 are based on the historical financial statements of Moore Wallace ("MWI"), (formerly, Moore Corporation Limited) ("Moore")and Wallace after giving effect to the merger as a purchase of Wallace by Moore using the purchase method of accounting.

The pro forma information is based on preliminary estimates and assumptions and is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of future results that may occur. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from the synergies to be created or the costs to implement such cost savings or synergies, and income taxes do not reflect the amounts that would have resulted had Moore and Wallace filed consolidated income tax returns during the periods presented. No assurance can be given that operating cost savings and synergies will be realized.

Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt and equity structure and to adjust amounts related to Wallace's net tangible and intangible assets to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, interest expense, and the income tax effect related to the pro forma adjustments.

The pro forma adjustments are preliminary and are based on management's estimates of the fair value of the assets acquired and liabilities assumed. The work performed by independent valuation specialists has been considered in management's estimates of the fair values reflected in these Unaudited Pro Forma Condensed Combined Statements of Operations.

The Unaudited Pro Forma Condensed Combined Statements of Operations of Moore and Wallace for the year ended December 31, 2002 and for the six-month period ended June 30, 2003 are presented as if the merger had been completed on January 1, 2002. Due to different fiscal period ends, the historical results of Moore for the year ended December 31, 2002 and the historical results of Wallace for the twelve months ended October 31, 2002 were combined. The historical results of Wallace for the twelve months ended October 31, 2002 were calculated as the historical results for its fiscal year ended July 31, 2002 plus the results of the three-month period ended October 31, 2002 less the results of the three-month period ended October 31, 2001.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the six-month period ended June 30, 2003 was based on the historical results of MWI for the six months ended June 30, 2003 as reported in its Quarterly Report on Form 10-Q. The historical results of Wallace for the six months ended April 30, 2003 were calculated as the historical results for the nine months ended April 30, 2003 as reported in Item 7(A) of this filing less the results of the three-month period ended October 31, 2002 as reported in its Quarterly Report on Form 10-Q. Due to the consummation of the acquisition of Wallace by MWI on May 15, 2003, certain adjustments to MWI's historical June 30, 2003 statements were made to eliminate the impact of the Wallace operations from May 16, 2003 to June 30, 2003. These adjustments were required in order to present only six months of activity for each entity. In addition, certain adjustments were required to eliminate the impact of nonrecurring charges or credits included in MWI's historical June 30, 2003 statements that were directly attributable to the transaction.

An Unaudited Pro Forma Condensed Combined Balance Sheet is not presented as the acquisition is reflected in Moore Wallace's June 30, 2003 balance sheet.

Intercompany balances or transactions between Moore and Wallace were not significant. No material pro forma adjustments were required to conform Wallace's accounting policies to MWI's accounting policies. Certain reclassifications have been made to conform Wallace's historical presentation to MWI's. There are no material adjustments to Wallace's historical U.S. GAAP statements of operations required to conform them to Canadian GAAP.

The Unaudited Pro Forma Condensed Combined Statements of Operations should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Moore's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2003; MWI's Quarterly Report on Form 10-Q for the period ended June 30, 2003; Wallace's Annual Report on Form 10-K for its fiscal year ended July 31, 2002, its Quarterly Reports on Form 10-Q for each of the three month periods ended October 31, 2002 and January 31, 2003 and the financial information presented in Item 7(A) of this filing. The Unaudited Pro Forma Condensed Combined Statements of Operations are not intended to represent or be indicative of the consolidated results of operations of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

Based on a preliminary analysis, the new merged entity, MWI, expects to incur additional costs for severance and facility charges related to vacating redundant Moore and Wallace facilities, and other costs associated with exiting activities. Exiting costs related to Wallace severance and facilities charges will be recorded as an additional cost of the acquisition. Exiting costs related to Moore severance and facility charges were, and will continue to be, recorded in MWI's statements of operations. Certain of these costs, primarily severance and lease termination costs, will result in future cash payments, the timing of which may exceed one year from the merger date. MWI expects to expend a substantial amount of effort evaluating facilities, finalizing valuations of tangible and intangible assets and determining headcount and equipment rationalizations. Although preliminary plans are currently being formulated, MWI does not expect such estimates and plans to be finalized until the close of MWI's fiscal year.

Moore's historical consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. Note 25 to the consolidated financial statements in Moore's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 and

Note 9 to MWI's Quarterly Report on Form 10-Q for the period ended June 30, 2003 provide a description of the material differences between Canadian GAAP and U.S. GAAP.

               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
               OPERATIONS OF MOORE CORPORATION LIMITED AND WALLACE
                             COMPUTER SERVICES, INC.
                          YEAR ENDED DECEMBER 31, 2002
     CANADIAN GAAP -- (U.S.$ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                        MOORE                     WALLACE
                                   12 MONTHS ENDED             12 MONTHS ENDED      PRO FORMA
                                   DECEMBER 31, 2002         OCTOBER 31, 2002(a)   ADJUSTMENTS          PRO FORMA (b)
                                   -----------------         -------------------   -----------          -------------
NET SALES                             $ 2,038,039               $1,522,126          $     --              $3,560,165
                                      -----------               ----------          --------              ----------
Cost of sales                           1,390,007                1,109,724                --               2,499,731
Selling, general and
administrative                            459,613                  240,993                --                 700,606
Provision for (recovery of)
restructuring costs -
net                                          (850)                  17,868                --                  17,018
Depreciation and amortization
(includes impairment charges of
$23,500 at Wallace)                        86,746                   87,707             7,884(c)              182,337
                                      -----------               ----------          --------              ----------
Total operating expenses                1,935,516                1,456,292             7,884               3,399,692
                                      -----------               ----------          --------              ----------

INCOME (LOSS) FROM OPERATIONS             102,523                   65,834            (7,884)                160,473
                                      -----------               ----------          --------              ----------
Investment and other income                 3,720                       --                                     3,720
Interest expense - net                     12,145                   19,334            26,173(d)               57,652
Debt settlement costs                      16,746                       --           (16,746)(e)                  --
                                      -----------               ----------          --------              ----------
EARNINGS (LOSS) BEFORE TAXES AND
MINORITY INTEREST                          77,352                   46,500           (17,311)                106,541
                                      -----------               ----------          --------              ----------
Income tax expense (recovery)               2,472                   16,579            (6,838)(f)              12,213
Minority interest                           1,622                       --                --                   1,622
                                      -----------               ----------          --------              ----------

NET EARNINGS                          $    73,258               $   29,921          $(10,473)             $   92,706
                                      -----------               ----------          --------              ----------
NET EARNINGS PER SHARE:

  Basic                               $      0.66                                                         $     0.59
  Diluted                             $      0.64                                                         $     0.58

AVERAGE SHARES OUTSTANDING (IN
THOUSANDS):
  Basic                                   111,556                                                            156,015(g)
  Diluted                                 114,022                                                            158,481(g)

See accompanying notes.

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF MOORE
            CORPORATION LIMITED AND WALLACE COMPUTER SERVICES, INC.
                         SIX MONTHS ENDED JUNE 30, 2003
     CANADIAN GAAP -- (U.S.$ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                 NON-RECURRING
                                                ADJUSTMENT                         CHARGES
                                                FOR WALLACE        WALLACE         CREDITS)
                                                  RESULTS         6 MONTHS         DIRECTLY
                                   MWI         INCLUDED IN MWI      ENDED          RELATED
                              6 MONTHS ENDED    JUNE 30, 2003      APRIL 30,       TO THE             PRO FORMA
                               JUNE 30, 2003      RESULTS (a)       2003(a)      ACQUISITION(b)      ADJUSTMENTS      PRO FORMA (b)
                              --------------   ---------------    ---------      --------------      -----------      -------------
NET SALES                        $ 1,161,216       $(174,384)      $ 734,495       $     --          $    --          $1,721,327
                                 -----------       ---------       ---------       --------          -------          ----------
Cost of sales                        831,091        (131,275)        536,795        (38,590)(b)           --           1,198,021
Selling, general and
administrative                       230,271         (26,670)        122,359             --               --             325,960
Provision for (recovery of)
restructuring costs - net              1,697              --            (606)            --               --               1,091
Depreciation and
amortization                          53,765          (7,270)         30,292             --            4,470(c)           81,257
                                 -----------       ---------       ---------       --------          -------          ----------
Total operating expenses           1,116,824        (165,215)        688,840        (38,590)           4,470           1,606,329
                                 -----------       ---------       ---------       --------          -------          ----------
INCOME (LOSS) FROM
OPERATIONS                            44,392          (9,169)         45,655         38,590           (4,470)            114,998
                                 -----------       ---------       ---------       --------          -------          ----------
Investment and other income           (5,327)           (108)             --          5,167(b)            --                (268)
Interest expense - net                33,876            (963)          9,162        (11,493)(b)       (1,824)(d)          28,758
                                 -----------       ---------       ---------       --------          -------          ----------
EARNINGS (LOSS) BEFORE
TAXES AND MINORITY INTEREST            5,189          (8,314)         36,493         55,250           (2,646)             85,972
                                 -----------       ---------       ---------       --------          -------          ----------
Income tax expense                   (43,444)         (2,875)         13,805         23,389(b)        (1,045)(f)         (10,170)(h)
(recovery)
Minority interest                        582              --              --             --               --                 582
                                 -----------       ---------       ---------       --------          -------          ----------
NET EARNINGS                     $    48,051       $  (5,439)      $  22,688       $ 31,861          $(1,601)         $   95,560
                                 -----------       ---------       ---------       --------          -------          ----------
NET EARNINGS PER SHARE:

  Basic                          $      0.39                                                                               $0.61
  Diluted                        $      0.38                                                                               $0.61

AVERAGE SHARES OUTSTANDING
(IN THOUSANDS):
  Basic                              124,163                                                                             156,881(g)
  Diluted                            124,957                                                                             157,676(g)


                            See accompanying notes.

                 NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
                            STATEMENTS OF OPERATIONS

On May 15, 2003, the Corporation acquired all the outstanding shares of Wallace in exchange for consideration of $14.40 in cash and 1.05 shares of the Corporation for each outstanding share of Wallace (the "Acquisition"). The aggregate consideration to the Wallace shareholders was $1.1 billion and is comprised of a cash payment of $609.7 million and 44,458,825 common shares of the Corporation with a fair value of $471.7 million. The fair value of the Corporation's shares is based upon the actual number of shares issued to the Wallace shareholders using the average closing trading price of the Corporation's common shares on the New York Stock Exchange ("NYSE") during a five-day trading period beginning two days prior to the announcement of the merger agreement on January 17, 2003. The total purchase price of $1.3 billion also includes $218.2 million for the settlement of Wallace debt and other liabilities, and direct acquisition costs to date of $19.0 million.

The transaction was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed based on their estimated fair values at the date of the Acquisition. The excess of the cost of the Acquisition over the net of amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill.

(a) The historical results of Wallace for the twelve months ended October 31, 2002 were calculated as the historical results for its fiscal year ended July 31, 2002 plus the results of the three month period ended October 31, 2002 less the results of the three month period ended October 31, 2001. The historical results of Wallace for the six months ended April 30, 2003 were calculated as the historical results for the nine months ended April 30, 2003 less the results of the three-month period ended October 31, 2002.

         Due to the consummation of the acquisition of Wallace by MWI on May 15, 2003, certain adjustments to MWI's historical June 30, 2003 statements were made to eliminate the impact of the Wallace operations from May 16, 2003 to June 30, 2003. These adjustments were required to ensure that only six months of activity were presented for each entity. In addition, certain adjustments were required to eliminate the impact of nonrecurring charges or credits included in MWI's historical June 30, 2003 statements that were directly attributable to the transaction.

         Certain reclassifications have been made to conform Wallace's historical amounts to the pro forma combined presentation. There are no material adjustments to Wallace's historical U.S. GAAP statements of operations required to conform them to Canadian GAAP.

(b) The pro forma statements of operations for both periods presented exclude the following items, and their related tax effects, which are directly attributable to the transaction and nonrecurring in nature: 1) a $34.8 million charge to cost of sales related to the capitalization at the date of Acquisition of manufacturing profit in inventory required under purchase accounting; 2) a $3.8 million charge to depreciation and amortization related to purchased backlog with an amortization period of less than 1 year; 3) a $5.2 million charge to investment and other income related to marking MWI's interest rate swaps to market resulting from the extinguishment, upon consummation of the acquisition, of the underlying hedged debt; 4) a $7.5 million charge to interest expense to write-off deferred financing fees related to historical Moore debt being refinanced; and 5) a $4.0 million charge to interest expense related to one-time bridge financing commitment fees.

(c) Represents pro forma adjustments to reflect incremental depreciation and amortization resulting from fair value adjustments to property, plant and equipment, amortizable intangible assets and system development costs. These adjustments are preliminary and are based on management's estimates of the fair value. The actual adjustment may differ materially and will be based on final valuations. Of the total estimated purchase price, a preliminary estimate of approximately $64.3 million has been allocated to amortizable intangible assets acquired. Amortizable intangible assets consists of $40.0 million allocated to customer relationships to be amortized over 12 years; $7.5 million allocated to non-compete agreements to be amortized over 2 years; $13.0 million allocated to patents to be amortized over 8 years; and $3.8 million allocated to backlog to be amortized over 1 year. The customer relationship intangible asset allocation reflects the nature of the markets within which Wallace operates and the price sensitivity of many of its customers. The markets in which Wallace operates are highly competitive and customers often use numerous vendors to ensure the most favorable pricing. Customers typically encounter minimal switching costs and due to the transactional nature of the business these customers' purchasing decisions are almost entirely governed by pricing considerations, with little consideration given to previous historical business. These facts, coupled with the fact that the nature of customer contractual relationships in the printing industry typically does not involve purchase minimums or long term binding contracts, are primary reasons why the valuation of customer relationships is not a significant consideration in the evaluation of an acquisition target in the printing industry. In addition, with respect to the merger, there is a significant overlap in the customer base of Moore and Wallace, and the ability of the combined company to maintain the current aggregate level of sales may be limited by the desire of these customers to minimize their dependence on a single supplier.

         Approximately $92.3 million has been allocated to intangible assets with indefinite lives, consisting primarily of the Wallace trade name. The assumption used in the preliminary valuation is that the Wallace trade name will not be amortized and will have an indefinite remaining useful life based on many factors and considerations, including the length of time that the Wallace name has been in use, the Wallace name awareness, and the assumption of continued use of the Wallace brand as part of the marketing strategy of the combined company. This adjustment is preliminary and is based on management's estimates and the preliminary work of independent appraisers. The actual adjustment may differ materially and will be based on final valuations.

         Amortization related to Wallace's System Development Costs were based on the estimated cost to reproduce and an estimated remaining life of 7 years. This adjustment is preliminary and is based on management's estimates and the preliminary work of independent appraisers. The actual adjustment may differ materially and will be based on final valuations.

For the twelve months ended December 31, 2002:

                                           ESTIMATED     ESTIMATED ANNUAL       WALLACE HISTORICAL
                            ESTIMATED       USEFUL       DEPRECIATION AND        DEPRECIATION AND       INCREASE/
 (U.S.$ IN THOUSANDS)      FAIR VALUE        LIFE          AMORTIZATION            AMORTIZATION        (DECREASE)
 ---------------------     ----------      ---------     ----------------       -----------------      ----------
 PROPERTY, PLANT AND
   EQUIPMENT.........       $ 390,536       Various          $ 56,884                $ 52,848           $  4,036
 AMORTIZABLE
   INTANGIBLES

 Customer
   Relationships.....          40,000            12             3,333                     --               3,333
 Patents.............          13,030             8             1,629                     --               1,629
 Non-Compete
   Agreements........           7,520             2             3,760                     --               3,760
                            ---------                        --------                --------           --------
      Total amortizable
        intangibles..          60,550                           8,722                     --               8,722
                            ---------                        --------                --------           --------
 SYSTEM DEVELOPMENT
   COSTS.............          45,400             7             6,486                  11,360             (4,874)
 BACKLOG.............           3,790             1
                                                                  --                      --                 --
 TRADENAME...........          92,310      Indefinite
                                                                  --                      --                 --
                                                                                                       --------
 NET ADJUSTMENT TO
   DEPRECIATION AND
   AMORTIZATION......                                                                                   $  7,884
                                                                                                        ========

For the six months ended June 30, 2003:

                                          ESTIMATED     ESTIMATED 6 MONTH      WALLACE HISTORICAL
                           ESTIMATED       USEFUL        DEPRECIATION AND       DEPRECIATION AND       INCREASE/
(U.S.$ IN THOUSANDS)      FAIR VALUE        LIFE           AMORTIZATION           AMORTIZATION        (DECREASE)
--------------------      ----------      ---------     -----------------      -----------------      ----------
PROPERTY, PLANT AND
  EQUIPMENT.........       $ 390,536       Various          $ 27,158                $ 24,612           $  2,546
AMORTIZABLE
  INTANGIBLES

Customer
  Relationships.....          40,000            12             1,667                     --               1,667
Patents.............          13,030             8               814                     --                 814
Non-Compete
  Agreements........           7,520             2             1,880                     --               1,880
                           ---------                        --------                --------           --------
     Total amortizable
       intangibles..          60,550                           4,361                     --               4,361
                           ---------                        --------                --------           --------
SYSTEM DEVELOPMENT
  COSTS.............          45,400             7             3,243                   5,680             (2,437)
BACKLOG.............           3,790             1               --                      --                 --
TRADENAME...........          92,310      Indefinite             --                      --                 --
                                                                                                       -------
NET ADJUSTMENT TO
  DEPRECIATION AND
  AMORTIZATION......                                                                                   $  4,470
                                                                                                       ========

(d) In March of 2003, Moore entered into an $850.0 million senior secured credit facility the ("New Facility") and issued $403.0 million of 7 7/8% senior unsecured notes (the "Senior Notes") in connection with the acquisition of Wallace. The loans under the New Facility bear interest based on a variable index (LIBOR), plus an applicable margin. At June 30, 2003, $526.7 million was outstanding under the New Facility. The pro forma interest expense adjustments are net of $3.1 and $1.6 million of historical interest income for the twelve months ended December 31, 2002 and the six months ended June 30, 2003, respectively. The pro forma interest expense adjustments outlined below are a function of the new capital structure. Interest expense on variable interest rate debt calculated below was based on the three-month LIBOR rate (1.14%) as of September 10, 2003 ("LIBOR"), as follows:

(U.S.$ in thousands)

                                                                 12 Months Ended           6 Months Ended
                                                                December 31, 2002           June 30, 2003
                                                                -----------------          ---------------
Revolving Credit Facility (1)                                      $    972                   $    486
Term Loan B (2)                                                      18,109                      8,986
Senior Notes (3)                                                     31,736                     15,868
Commitment fees (4)                                                   1,867                        934
                                                                   --------                   --------
Cash interest expense on new debt                                    52,684                     26,274
                                                                   --------                   --------
Amortization of deferred financing fees (5)                           4,525                      2,263
Amortization of discount on Senior Notes (6)                            353                        177
                                                                   --------                   --------
Pro forma total interest expense on new debt                         57,562                     28,714
                                                                   --------                   --------
Less pre-acquisition interest expense                                    --                    (20,928)
Less interest expense on existing debt being refinanced             (31,389)                    (9,610)
                                                                   --------                   --------
Pro forma adjustment                                               $ 26,173                   $ (1,824)
                                                                   ========                   ========


(1) Reflects pro forma interest expense on the revolving credit facility using an assumed average outstanding balance of $26.7 million (the outstanding balance as of June 30, 2003) and an interest rate of LIBOR plus 2.5%.

(2) Reflects pro forma interest expense on the Term Loan B assuming an initial outstanding balance of $500.0 million, quarterly principal payments of $1.25 million and an interest rate of LIBOR plus 2.5%.

(3) Reflects pro forma interest expense on the Senior Notes assuming an outstanding balance of $403.0 million issued at a price of 99.299% and an interest rate of 7.875%.

(4) Reflects commitment fees of 0.50% on estimated undrawn funds under the revolving credit facility of $323.3 million plus additional annual fees of approximately $0.25 million.

(5) Reflects amortization of deferred financing fees over the term of the related facility (five years for the revolving credit facility, seven years for Term Loan B, and eight years for the Senior Notes).

(6)      Reflects the amortization of the discount on the Senior Notes.

         A 0.125% change in interest rates would result in a change in the pro forma interest expense as follows (U.S.$ in thousands):

                                       12 Months Ended        6 Months Ended
                                      December 31, 2002        June 30, 2003
                                      -----------------        -------------
Revolving Credit Facility                  $ 33.3                  $ 17.0
Term Loan B                                 621.9                   308.6
                                           ------                  ------
Total                                      $655.2                  $325.6
                                           ======                  ======

(e) Reflects elimination of debt settlement costs related to refinanced debt.

(f) Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 39.5%.

(g) The pro forma basic and diluted weighted average numbers of shares for the twelve months ended December 31, 2002 are calculated by adding Moore's weighted average basic and diluted shares outstanding as of December 31, 2002 and the number of common shares issued (44,458,825) in accordance with the Acquisition exchange ratio of 1.05. The pro forma basic and diluted weighted average numbers of shares outstanding for the six months ended June 30, 2003 were calculated in the same manner.

(h) Includes a $40.4 million reduction of the deferred tax valuation allowance and the benefit of the loss generated in the U.S. as a result of expenses incurred from the Acquisition.

DIFFERENCES BETWEEN CANADIAN GAAP AND U.S. GAAP

The following sets out the material adjustments to the unaudited pro forma condensed combined financial statements to reconcile Canadian GAAP and U.S. GAAP and should be read in conjunction with Note 25 to Moore's December 31, 2002 consolidated financial statements and Note 9 to Moore Wallace's Quarterly Report on Form 10-Q for the six months ended June 30, 2003, which are incorporated by reference herein.

Moore Wallace's Canadian GAAP accounting is consistent in all material aspects with U.S. GAAP with the following exceptions.

Pensions and Postretirement Benefits

With the adoption of CICA Handbook Section 3461, Employee Future Benefits, effective January 1, 2000, there is no longer any difference in the method of accounting for these costs. However, the transitional rules for implementing the new Canadian standard continue to result in U.S. GAAP reporting differences. Under CICA Handbook Section 3461, all past net gains (losses), net assets and prior service costs were recognized as of the date of adoption, whereas, under U.S. GAAP, net gains (losses), net assets and prior service costs which occurred before January 1, 2000 are recognized over the appropriate amortization period.

Income Taxes

The liability method of accounting for income taxes is used for both Canadian and U.S. GAAP. However, under U.S. GAAP, temporary differences are tax effected at enacted rates, whereas under Canadian GAAP, temporary differences are tax effected using substantively enacted rates and laws that will be in effect when the differences are expected to reverse.

Stock Compensation

The adoption of CICA Handbook, Section 3870, Stock-Based Compensation and Other Stock-Based Payments, reduced most prospective differences in accounting for these costs between Canadian GAAP and U.S. GAAP. For both Canadian and U.S. GAAP, Moore Wallace uses the intrinsic value method for accounting for stock options. Prior to CICA Handbook Section 3870, recognition of compensation expense was not required for Moore Wallace's Series 1 Preference Share options, whereas under U.S. GAAP, the expense is measured at the fair value of the Preference Share options, less the amount the employee is required to pay, and is accrued over the vesting period.

In April 2002, the shareholders of Moore Wallace approved the amendment of the options to purchase Series 1 Preference Shares "Preference Shares" to eliminate the cash-out provision and to make them exercisable for one common share per Preference Share option. The exercise price and the number of Preference Share options remained unchanged. This amendment effectively made these options common share equivalents for diluted earnings per share computations. The transition rules for CICA Handbook Section 3870 required that these common share equivalents be considered outstanding as of the beginning of the year, whereas for U.S. GAAP purposes, these Preference Share options were not considered common share equivalents until amended. The difference in the weighted average common shares between Canadian and U.S. GAAP relates solely to the amendment of the Preference Share options.

Additionally, no compensation expense is required to be recognized in the current and future periods under Canadian GAAP pursuant to CICA Handbook Section 3870, whereas under U.S. GAAP, unearned compensation cost will be recognized over the remaining vesting period (through December 11, 2004) based on the intrinsic value of the option on the date of approval.

Comprehensive Income

U.S. GAAP requires disclosure of comprehensive income and its components. Comprehensive income is the change in equity of Moore Wallace from transactions and other events other than those resulting from transactions with owners, and is comprised of net income and other comprehensive income. The components of other comprehensive income for Moore Wallace are unrealized foreign currency translation adjustments, change in fair value of derivatives and unrealized gains (losses) on available-for-sale securities. Under Canadian GAAP, there is no standard for reporting comprehensive income.

Accounting for Derivative Instruments and Hedging Activities

For U.S. GAAP purposes, Moore Wallace's interest rate swaps are designated as cash flow hedges and changes in their fair value are recorded in other comprehensive income. Under Canadian GAAP, there is no standard requiring the recognition of the fair value of derivatives through comprehensive income.

Foreign Currency Translation

Under U.S. GAAP, foreign currency translation gains or losses are only recognized on the sale or substantial liquidation of a foreign subsidiary. Under Canadian GAAP, a foreign currency gain or loss due to a partial liquidation is recognized in income.

Business Process Reengineering

Under U.S. GAAP, business process reengineering activities are expensed as incurred. Prior to October 28, 1998, Canadian GAAP permitted these costs to be capitalized or expensed. Subsequent to October 28, 1998, Canadian GAAP requires expensing these costs. Prior to October 28, 1998, Moore Wallace capitalized business process reengineering costs and classified them as computer software. In 2002 and for the six months ended June 30, 2003, the U.S. GAAP reconciling item for computer software relates solely to the amortization differential of the capitalized amounts.

Convertible Debentures

The debt issue costs disclosed on the U.S. GAAP reconciliation represents the change in the fair value of contingent consideration granted in connection with the December 2001 induced conversion of the subordinated convertible debentures. The contingent consideration is the right granted with the inducement shares for the holder to potentially receive additional consideration in the future based on the 20-day weighted average Moore Wallace share price at December 31, 2003 and 2002. For Canadian GAAP purposes, to the extent that any stock or cash is paid, it will be recorded as a charge to retained earnings. For U.S. GAAP purposes, the fair value of this contingent consideration is recognized in earnings and recorded at fair market value in subsequent reporting periods. The fair value of the consideration was based upon an independent third party valuation using an option pricing valuation model that includes, but is not limited to, the following factors: Moore Wallace's share price volatility; cost of borrowings; and certain equity valuation multiples.

The following tables provide a reconciliation of unaudited pro forma net earnings as reported under Canadian GAAP to unaudited pro forma net earnings under U.S. GAAP.

                                                    12 Months Ended              6 Months Ended
                                                    December 31, 2002             June 30, 2003
(U.S. $ IN THOUSANDS EXCEPT PER SHARE)
--------------------------------------
Pro Forma net earnings                                  $  92,706                   $  95,560
U.S. GAAP ADJUSTMENTS:
Pension expense                                             4,199                       2,025
Postretirement benefits                                    17,290                       8,660
Computer software                                           6,764                       3,398
Debt conversion costs                                         832                       1,070
Stock-based compensation                                  (11,839)                       (444)
Income taxes                                               (6,812)                     (5,810)
                                                        ---------                   ---------
Pro Forma net earnings under U.S. GAAP                  $ 103,140                   $ 104,459
                                                        =========                   =========
Pro Forma Earnings per share:
  Basic                                                 $    0.66                   $    0.67
  Diluted                                               $    0.65                   $    0.66
Average shares (in thousands):
  Basic                                                   156,015                     156,881
  Diluted                                                 157,757                     157,629

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MOORE WALLACE INCORPORATED

                                           By:    /s/ Mark S. Hiltwein
                                              ----------------------------------
                                              Name:   Mark S. Hiltwein
                                              Title:  Executive Vice President,
                                                      Chief Financial Officer

DATE:    September 25, 2003